UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland	20814-6522
(Address of principal executive offices)	(Zip Code)

(301) 986-6200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 4, 2012, B. Francis Saul III resigned from the office of President of Saul Centers, Inc. (the “Company”) and from the Company’s Board of Directors to pursue other interests. Mr. Saul III’s resignation was not in connection with any disagreement with the Company about any matter.

As of the same date, the Company entered into a consulting agreement with Mr. Saul III whereby Mr. Saul III will provide certain consulting services to the Company as an independent contractor. Under the consulting agreement, Mr. Saul III will be paid at a rate of $60,000 per month. The consulting agreement also includes certain noncompete, nonsolicitation and nondisclosure covenants. The consulting agreement has a term of up to two years and is terminable by the Company at any time.

Also effective as of September 4, 2012, (i) Thomas H. McCormick was appointed to the offices of President and Chief Operating Officer and (ii) J. Page Lansdale was appointed to the office of Executive Vice President – Real Estate.

Mr. McCormick, age 61, has served as the Company’s Senior Vice President – General Counsel since February 2005. He also served as the Executive Vice President of Chevy Chase Bank, F.S.B. from 2005 to 2009. Currently, he also serves as Senior Vice President, Chief Financial Officer, General Counsel and a Director of the B. F. Saul Company; Vice President and General Counsel and Chief Financial Officer of the B. F. Saul Real Estate Investment Trust; and Director of Chevy Chase Trust Company and ASB Capital Management, LLC, each of which is affiliated with the Company.

Mr. Lansdale, age 54, has served as a Senior Vice President of the Company since 2009. Beginning in 1990, Mr. Lansdale held various positions with Chevy Chase Bank, F.S.B., including most recently Senior Vice President of Corporate Real Estate from 2004 to 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: September 4, 2012